Exhibit 99.1

For Information Contact:

Brett Maas

Hayden IR (646) 536-7331

brett@haydenir.com

Iteris Home Page: http://www.iteris.com

For Release at 1:05 p.m., PDT 07/23/09

Iteris, Inc. Reports First Quarter Revenue of $14.6 Million

—Iteris maintains profitability and accelerates innovation to expand technological and marketplace advantage —

SANTA ANA, Calif. — July 23, 2009 - Iteris, Inc. (NYSE Amex: ITI), a leader in the traffic management market that focuses on the application and development of advanced technologies, today reported financial results for its fiscal quarter ended June 30, 2009.

For the quarter ended June 30, 2009, Iteris, Inc. (the “Company”) reported net sales and contract revenues of $14.6 million, representing a 16.1 percent decrease compared to net sales and contract revenues of $17.4 million reported in the first quarter of the prior fiscal year.  The Company’s Transportation Systems group reported contract revenues of $7.7 million, which represented an 11.4 percent increase compared to the same quarter in the prior fiscal year.  This growth was offset by a 20.9 percent decrease in Roadway Sensors revenues to $5.9 million and a 65.9 percent decrease in Vehicle Sensors revenues to $1.0 million.

Gross margins declined to 38.1 percent in the current fiscal quarter compared to 44.4 percent reported in the same quarter of the prior fiscal year. Similar to the Company’s previous quarter ended March 31, 2009, the decrease in gross margins was primarily as a result of a higher mix of Transportation Systems contract revenues which generally carry lower margins. Additionally, Transportation Systems gross margins were lower in the current period primarily due to the inclusion of higher sub-consultant content when compared to the prior-year period.

Operating expenses were $5.3 million for the quarter, representing a decrease of 17.8 percent from $6.4 million reported in the first quarter of the prior fiscal year, and decreased as a percentage of net sales and contract revenues from 36.7 percent in the first quarter of fiscal 2009 to 36.0 percent in the current quarter. The decrease in operating expenses was primarily related to reductions in certain general and administrative expenses and reflects the Company’s dedication to expense management and maintaining profitability while continuing to make appropriate sized investments in new technologies.

The Company reported operating income of $321,000 and net income of $144,000 or $0.00 per fully diluted share, for the quarter ended June 30, 2009, compared to operating income of $1.4 million and net income of $666,000, or $0.02 per fully diluted share, in the same quarter of the prior fiscal year.

Abbas Mohaddes, the Company’s president and chief executive officer, commented, “The challenges of the previous quarter continued into this quarter for our sensors products. Vehicle sensors sales were heavily impacted by the depressed state of the commercial truck market resulting in a decline in product orders while our Roadway Sensors sales were flat. However, Iteris was successful in continuing its track record of profitability. I believe that our consistent profitability serves as an advantage in this marketplace, and gives us the capability to withstand short-term market volatility. Despite the decline in Vehicle Sensors revenues, several indicators have me optimistic about some recovery in this segment. For example, our Vehicle Sensors shippable backlog during the second fiscal quarter already exceeds our Vehicle Sensors sales total for all of the first quarter. Accordingly, we are expecting more than a 10 percent sequential increase in sales of our Vehicle Sensors products. We have also restructured this group which we expect will result in future efficiencies. We intend to continue to   invest in innovation and sales and marketing to re-position our active safety products for growth. Similarly, sales in Roadway Sensors continue to face near-term challenges related to customer budgetary constraints and timing issues, but our pipeline remains strong. We believe some orders have slipped into future quarters.  However, sales of Roadway Sensors products are expected to increase sequentially for the September 2009 quarter compared to the quarter just ended.”

“I am encouraged by the rapid market acceptance for new Roadway Sensors products introduced in the last year, as these new products contributed approximately 20 percent of our Roadway Sensors revenue this quarter,” Mr. Mohaddes continued. “Iteris is a recognized leader in traffic management, and we plan to expand our leadership position through aggressive innovation and an ongoing commitment to research and development. As a result, I expect Iteris’ future earnings potential to increase. I believe our ability to leverage our R&D capacity, as well as our global distribution network, gives us a sustainable competitive advantage in this marketplace. We anticipate the long-term demand for our products and services to remain strong and believe there is pent-up demand as traffic congestion remains a pressing issue for municipalities and safety continues to be an important factor for truck companies who are postponing upgrades and fleet replacements. We believe Iteris is well-positioned in its markets, provides proven services and solutions and has the financial and human resources to strengthen our competitive position during these challenging times.”

As of June 30, 2009, the Company had no borrowings against its line of credit, and approximately $6.0 million in cash on hand.

Operational and Other Highlights

•                  On June 1, 2009, the Company announced the debut of VersiCam Wireless™ and VantageView™ at the 2009 Annual Meeting and Exposition of the Intelligent Transportation Society of America. VersiCam Wireless is based on the already popular VersiCam™, a cost-effective detection solution for semi-actuated or smaller intersections and is designed to reduce installation and set-up time, making it perfect for construction or special events, mid-block detection for arterials, or for other remote applications where only power is available.

VantageView is an integrated software platform that enables a traffic manager to manage and “see” Iteris’ Vantage video detection assets remotely over a network connection. Web-based VantageView provides the user with a street map display of the road network, enabling the user to simply and intuitively click on locations and the devices they need to view. VantageView provides the capability to optimize the performance of a network of Iteris’ video detection systems, which reduces operational costs, and provides the ability to see in real-time what is happening at an intersection.

•                  On June 4, 2009, the Company announced that the Riverside County Transportation Commission in a cooperative venture with the San Bernardino Associated Governments has awarded a contract to Iteris for the rapid deployment of a 511 traveler information system for the Inland Empire region of Southern California. The $1.5 million, three-year contract is intended to provide this high growth area to the east of Los Angeles with a comprehensive, multi-media, traffic, and transit information system.

•                  On June 24, 2009, the Company announced it received a $600,000 award to assist the Abu Dhabi Department of Transport in the development of an area-wide Intelligent Transportation Systems Architecture. The award teams Iteris with locally-based transportation and ITS consultancy “TrafQuest” in guiding the development of an emirate-wide ITS Strategy and Implementation Plan that will take Abu Dhabi’s transport services to the forefront of world transport systems.

•                  Approximately $5.4 million in new Transportation Systems consulting contracts were signed during the quarter ended June 30, 2009. Transportation Systems consulting backlog at the end of the first fiscal quarter was $29.5 million, down from $34.5 million reported at the end of the prior fiscal quarter. During the current quarter, Transportation Systems received notice of contract awards valued at approximately $10.4 million, some of which translated into signed contracts while the remaining are currently in negotiation.

Conference Call

As previously announced, the Company will conduct a conference call with analysts and investors to discuss the financial results for the first quarter ended June 30, 2009 today at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time). The Company will broadcast the conference call over the Internet. To listen to the webcast please visit the Investor Relations page on Company’s website at www.iteris.com. The webcast will be recorded and available for replay until Thursday, August 6, 2009.

About Iteris, Inc.

Iteris, Inc. is a leader in the traffic management market focused on the development and application of advanced technologies that reduce traffic congestion, minimize the environmental impact of traffic congestion, and improve the safety of surface transportation systems infrastructure.  Combining outdoor image processing, traffic engineering, and information technology, Iteris offers a broad range of Intelligent Transportation Systems and driver safety solutions to customers worldwide. Iteris is headquartered in Santa Ana, California, with offices throughout North America, Europe, and Asia. Investors are encouraged to contact us at 888-329-4483, or at www.iteris.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements based on our current expectations, estimates, and projections about our business, our industry, the U.S. and global economies as well as management’s beliefs, and certain assumptions made by us. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,”

“will,” and variations of these words are intended to identify forward-looking statements. Such statements speak only as of the date hereof and are subject to change. We undertake no obligation to revise or update publicly any forward-looking statements for any reason. These statements include, but are not limited to statements about our future performance, operating results, financial condition and prospects, the demand for and the market acceptance of our products, technologies, and services, the Company’s expansion and operating strategies, and our competitive position. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Accordingly, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

Important factors that may cause such a difference include, but are not limited to, federal, state, and local budgetary issues as well as constraints and funding delays; the timing and amount of stimulus or other funds allocated to overall infrastructure projects and the transportation industry; the potential unforeseen impact of price competition, product offerings from competitors and other competitive pressures; our ability to secure additional Transportation Systems consulting contracts and successfully complete such contracts on a timely basis; our ability to further expand our revenues and introduce and gain broad acceptance for new technologies or products; the effectiveness of efficiency, cost, and expense reduction efforts; our customers’ production schedules, agendas, and plans for the deployment of our LDW system as a standard safety feature or as an option; our customers’ ability to meet their planned manufacturing and sales schedules; the success of our customer’s products that incorporate our active safety and other technologies; our ability to specify, develop, complete, introduce, market, and transition our products and technologies to volume production in a timely manner; the timing and successful completion of customer qualification of our products and the risks of non-qualification; the availability of components used in the manufacture of certain of our products; the ability of our partner, Valeo, to expand sales of LDW systems into passenger car markets; warranty and support issues; and the general economic and political conditions and specific conditions in the markets we address, including general economic slowdown and volatility in the housing and commercial development markets and in the technology sector, the heavy truck and passenger car markets, and the possible disruption in government spending and commercial activities related to terrorist activity or armed conflict in the United States and other locations. Further information on Iteris, Inc., including additional risk factors that may affect our forward looking statements, is contained in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K, and our other SEC filings that are available through the SEC’s website (www.sec.gov).

ITERIS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2009	March 31, 2009
	(unaudited)
ASSETS:
Cash	$6,018	$6,372
Trade accounts receivable, net	11,812	12,448
Costs and estimated earnings in excess of billings on uncompleted contracts	3,876	4,217
Inventory	5,178	5,681
Prepaid expenses	396	272
Deferred tax assets	15,746	15,746
Property and equipment, net	3,033	3,244
Goodwill	27,791	27,774
Intangible and other assets, net	772	312
Total assets	$74,622	$76,066

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Accounts payable and other liabilities	$10,713	$12,298
Revolving line of credit	—	—
Unrecognized tax benefits	1,117	1,117
Term and other debt	7,154	6,543
Convertible debentures, net	—	750
Total liabilities	18,984	20,708
Total stockholders’ equity	55,638	55,358
Total liabilities and stockholders’ equity	$74,622	$76,066

ITERIS, INC.

UNAUDITED CONDENSED CONSOLIDATED

STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended June 30,
	2009	2008
Net sales and contract revenues:
Net sales	$6,933	$10,526
Contract revenues	7,701	6,916
Total net sales and contract revenues	14,634	17,442
Costs of net sales and contract revenues:
Cost of net sales	3,843	5,267
Cost of contract revenues	5,209	4,423
Gross profit	5,582	7,752
Operating expenses:
Selling, general and administrative	4,253	5,156
Research and development	964	1,210
Amortization of intangible assets	44	36
Total operating expenses	5,261	6,402
Income from operations	321	1,350
Non-operating income (expense):
Other income, net	19	5
Interest expense, net	(86)	(198)
Income before income taxes	254	1,157
Income tax provision	(110)	(491)
Net income	$144	$666

Earnings per share:
Basic	$0.00	$0.02
Diluted	$0.00	$0.02

Shares used in calculating earnings per share:
Basic	34,192	33,618
Diluted	34,386	34,939